As filed with the Securities and Exchange Commission on January 15, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under the Securities Act of 1933

VALENTIS, INC.

(Exact name of Registrant as specified in its charter)

DELAWARE	94-3156660
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

863A MITTEN ROAD

BURLINGAME, CA 94010

(650) 697-1900

(Address, including zip code, of principal executive offices)

AMENDED AND RESTATED 1997 EQUITY INCENTIVE PLAN

AMENDED AND RESTATED 1998 NON-EMPLOYEE DIRECTORS’ STOCK OPTION PLAN

(Full title of the Plans)

BENJAMIN F. MCGRAW, III	Copies to:
PRESIDENT AND CHIEF EXECUTIVE OFFICER	PATRICK A. POHLEN, ESQ.
VALENTIS, INC.	LATHAM & WATKINS LLP
863A MITTEN ROAD	135 COMMONWEALTH DRIVE
BURLINGAME, CA 94010	MENLO PARK, CA 94025
(650) 697-1900	(650) 328-4600

(Name and address, including zip code, and telephone

number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Common Stock, $0.001 par value per share, issuable under the Amended and Restated 1997 Equity Incentive Plan	950,000	$2.99	$2,840,500	$229.80
Common Stock, $0.001 par value per share, issuable under the Amended and Restated 1998 Non-Employee Directors’ Stock Option Plan	150,000	$2.99	$ 448,500	$ 36.28
TOTAL	1,100,000		$3,289,000	$266.08

(1)

This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Amended and Restated 1997 Equity Incentive Plan (the “1997 Plan”) and the Amended and Restated 1998 Non-Employee Directors’ Stock Option Plan (the “1998 Plan”), by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of the Registrant’s Common Stock.

(2)

The Proposed Maximum Offering Price Per Share has been estimated in accordance with Rules 457(c) and (h) under the Securities Act of 1933 solely for the purpose of calculating the registration fee.  The computation is based upon the average ($2.99) of the high ($3.16) and low ($2.82) price of the Common Stock as reported on The Nasdaq SmallCap Market on January 9, 2004.  No options have been granted with respect to such shares and the price at which the options to be granted in the future may be exercised is not currently determinable.

(3)

Amount of registration fee was calculated pursuant to Section 6(b) of Securities Act, which provides that the fee shall be $80.90 per $1,000,000 of the proposed maximum aggregate offering price of the securities proposed to be registered.

VALENTIS, INC.

REGISTRATION STATEMENT ON FORM S-8

EXPLANATORY NOTE

The Registrant is registering 950,000 shares of Common Stock available for issuance under the Registrant’s 1997 Plan as a result of an amendment approved by the stockholders at the 2003 Annual Meeting of the Stockholders held on December 30, 2003 increasing the number of shares authorized for issuance thereunder from 750,000 to 1,700,000 and 150,000 shares of Common Stock available for issuance under the Registrant’s 1998 Plan as a result of an amendment approved by the stockholders at the 2003 Annual Meeting of the Stockholders held on December 30, 2003 increasing the number of shares authorized for issuance thereunder from 225,000 to 375,000.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents and information previously filed by the Registrant with the Commission are hereby incorporated by reference in this Registration Statement:

1.             The Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2003 filed on September 29, 2003, as amended by the Form 10-K/A filed on October 28, 2003, pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

2.             The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2003 filed on November 14, 2003, pursuant to Section 13(a) of the Exchange Act;

3.             The Registrant’s Current Reports on Form 8-K filed pursuant to Section 13(a) of the Exchange Act on November 21, 2003 and December 31, 2003; and

4.             The description of the Registrant’s Common Stock contained in the Registration Statement on Form 8-A filed on August 15, 1997, pursuant to Section 12(g) of the Exchange Act, and any further amendment or report filed hereafter for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

The validity of the issuance of the shares of Common Stock described herein has been passed upon for the Registrant by Latham & Watkins LLP, Menlo Park, California.  Alan C. Mendelson, one of our directors, is a partner of Latham & Watkins LLP.

Item 6. Indemnification of Directors and Officers.

Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides in relevant part that “[a] corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.”  With respect to derivative actions, Section 145(b) of the DGCL provides in relevant part that “[a] corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor...[by reason of the person’s service in one of the capacities specified in the preceding sentence] against expenses  (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.”

The Registrant has adopted provisions in its certificate of incorporation that eliminate the personal liability of its directors to the Registrant or its stockholders for monetary damages arising from a breach of their fiduciary duties in certain circumstances to the fullest extent permitted by Delaware law.  The certificate of incorporation also provides that no amendment or repeal of such provision shall apply to or have any effect on the right to indemnification permitted thereunder with respect to claims arising from acts or omissions occurring in whole or in part before the effective date of such amendment or repeal whether asserted before or after such amendment or repeal.

The Registrant’s bylaws provide for the indemnification of officers, directors and third parties acting on behalf of the Registrant to the fullest extent permissible under Delaware law, permit the Registrant to enter into indemnification agreements with such individuals and to advance expenses to any such individual who was or is party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, prior to the final disposition of such action, suit or proceeding.  The Registrant’s bylaws also permit the Registrant to secure insurance on behalf of any officer, director, employee or agent of the Registrant for any liability arising out of his or her actions in such capacity.

In addition to the indemnification provisions contained in the Registrant’s certificate of incorporation and bylaws, the Registrant has entered into indemnification agreements with its directors and executive

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officers and intends to enter into indemnification agreements with any new directors and executive officers in the future.  These agreements, among other things, allow for the advancement of expenses and indemnify the Registrant’s directors and officers for certain expenses (including attorney’s fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the Registrant, arising out of such person’s services as a director or officer of the Registrant, any subsidiary of the Registrant or any other company or enterprise to which the person provides services at the request of the Registrant.  The Registrant carries officer and director liability insurance with respect to certain matters, including matters arising under the Securities Act.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8.  Exhibits.

EXHIBIT INDEX

Exhibit Number	Description
4.1	Amended and Restated 1997 Equity Incentive Plan
4.2	Amended and Restated 1998 Non-Employee Directors’ Stock Option Plan
5.1	Opinion of Latham & Watkins LLP, counsel to the Registrant
23.1	Consent of Ernst & Young LLP, Independent Auditors
23.2	Consent of Latham & Watkins LLP (contained in Exhibit 5.1)
24.1	Power of Attorney (see page 5)

Item 9. Undertakings.

A)                                  The undersigned Registrant hereby undertakes:

1)              To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

2)              That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3)              To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

B)                                    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration

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                                                statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C)                                    Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto, duly authorized, in the City of Burlingame, State of California, on January 15, 2004.

VALENTIS, INC.

By:	/s/ BENJAMIN F. MCGRAW, III
Benjamin F. McGraw, III
Chairman, Chief Executive Officer and President

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POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Benjamin F. McGraw and Joseph A. Markey, and each of them acting individually, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution, to sign and execute on behalf of the undersigned any amendment or amendments to this Registration Statement on Form S-8 (including post-effective amendments), to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission and granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as full to all intents and purposes as the undersigned might or could do in person, and each of the undersigned does hereby ratify and confirm all that said attorneys-in-fact and agents, or any substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Benjamin F. McGraw, III	Chairman, Chief Executive Officer and President	January 15, 2004
Benjamin F. McGraw, III	(Principal Executive Officer)

/s/ Joseph A. Markey	Senior Director of Finance and Controller	January 15, 2004
Joseph A. Markey	(Principal Financial and Accounting Officer)

/s/ Reinaldo M. Diaz
Reinaldo M. Diaz	Director	January 15, 2004

Patrick G. Enright	Director

/s/ Mark D. McDade
Mark D. McDade	Director	January 15, 2004

/s/ Alan C. Mendelson
Alan C. Mendelson	Director	January 15, 2004

/s/ Dennis J. Purcell
Dennis J. Purcell	Director	January 15, 2004

John S. Schroeder	Director

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INDEX TO EXHIBITS

Exhibit Number	Description
4.1	Amended and Restated 1997 Equity Incentive Plan
4.2	Amended and Restated 1998 Non-Employee Directors’ Stock Option Plan
5.1	Opinion of Latham & Watkins LLP, counsel to the Registrant
23.1	Consent of Ernst & Young LLP, Independent Accountants
23.2	Consent of Latham & Watkins LLP (contained in Exhibit 5.1)
24.1	Power of Attorney (see page 5)